Exhibit 18

                                  May 10, 2000



Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, WI  53154-1402

Dear Sirs:

         At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2000, of the facts relating to your adoption of the generally accepted accounting method that allows you to recognize airframe overhaul expenses through a direct expense method. We believe, on the basis of the facts to set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

         We have not audited any consolidated financial statements of Midwest Express Holdings, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Midwest Express Holdings, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999.


                                                Yours truly,

                                                /s/ Deloitte & Touche LLP

                                                Deloitte & Touche LLP
                                                Milwaukee, Wisconsin